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                                                                  Exhibit 21


                          SIGHT RESOURCE CORPORATION
                         SUBSIDIARIES OF THE COMPANY


NAME OF COMPANY                                    PLACE OF INCORPORATION
---------------                                    ----------------------

Sight Resource Corporation                         Delaware, USA

Cambridge Eye Associates, Inc.                     Delaware, USA

Douglas Vision World, Inc.                         Delaware, USA

NewVision Technology Limited                       United Kingdom

NewVision Leasing Limited                          United Kingdom

E.B. Brown Opticians, Inc.                         Delaware, USA